Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of the CurrencyShares® Euro Trust for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 12, 2017, with respect to the financial statements of the CurrencyShares® Euro Trust, and the effectiveness of internal control over financial reporting of the CurrencyShares® Euro Trust, included in its Annual Report (Form 10-K) for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
March 6, 2017